Driven Brands Announces Appointment of Timothy Johnson to Board of Directors CHARLOTTE, N.C., (BUSINESS WIRE) December 22, 2025 -- Driven Brands Holdings Inc. (NASDAQ: DRVN) (“Driven Brands” or the “Company”) today announced the election of Timothy Johnson as an independent director to its Board of Directors, effective January 1, 2026. Upon his election, Johnson will also serve as a member of the Audit Committee. “We’re excited to expand our Board with the addition of Tim,” said Jonathan Fitzpatrick, Non- Executive Chair of the Board. “He brings leadership and financial expertise along with a strong understanding of today’s competitive landscape that will provide valuable perspective as the Company continues to execute its strategic objectives.” Johnson has over 30 years of executive experience in global retail and consumer companies. He most recently served as Chief Financial Officer and Chief Administrative Officer of Victoria’s Secret until his retirement in May 2025, with oversight for financial reporting, controls, financial planning and analysis, risk management, internal audit, tax, investor relations, project management, and IT functions. “I am honored to join the Board at Driven Brands at a pivotal time as it continues to execute on its growth and cash strategy,” said Johnson. “I look forward to partnering with management and fellow directors to help drive the organization forward.” Earlier in his career, Johnson held executive leadership roles of increasing responsibility with Big Lots from 2000 to 2019, including as Chief Financial Officer and Chief Administrative Officer, and various finance roles at Limited Brands from 1992-2000. Johnson began his career with the accounting firm Coopers & Lybrand. Johnson also serves on the boards of directors of Brinkers International and Dollar Tree Stores. Johnson holds a Bachelor of Science Degree in Accounting from Miami University and is a Certified Public Accountant (inactive). About Driven Brands Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive services, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Prior to the completion of the IMO transaction, Driven Brands has approximately 4,900 locations across the United States and 13 other countries, and services tens of millions of vehicles annually. Driven Brands’ network generates approximately $2.1 billion in annual revenue from approximately $6.3 billion in system-wide sales.

Contacts Shareholder/Analyst inquiries: Steve Alexander stephen.alexander@drivenbrands.com (972) 467-6180 Media inquiries: Taylor Blanchard taylor.blanchard@drivenbrands.com (704) 644-8129